                                                                    Exhibit 1.25

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.
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                           SPECIALTY PRODUCTS DIVISION
                        DEVELOPMENT AND SUPPLY AGREEMENT

     This Agreement is entered into this May 1, 2001, and effective January 12, 2001 by and between Abbott Laboratories, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott"), and AltaRex US Corp., a Delaware corporation, having a principal place of business at 610 Lincoln Street, Waltham, Massachusetts 02451 ("AltaRex").

     WHEREAS, AltaRex is the owner of certain technology and patent rights regarding the compound OvaRex(R) monoclonal antibody ("Mab"), which is used as a drug for ovarian and other cancers;

     WHEREAS, AltaRex will file for approval with the United States Food and Drug Administration (and its foreign equivalents), a Biologics License Application ("BLA") (and its foreign equivalents), for certain formulations containing Bulk Drug Substance, as defined below;

     WHEREAS, AltaRex has certain process information relating to the synthesis of Bulk Drug Substance and desires to have Abbott evaluate such information and to scale-up and adapt the current manufacturing process for the preparation of Bulk Drug Substance;

     WHEREAS, AltaRex desires for Abbott to perform process justification and process validation for the manufacture of Bulk Drug Substance;

     WHEREAS, Abbott possesses process engineering capabilities and operates process development facilities, which include small scale facilities and a pilot plant for the manufacture of developmental and clinical quantities of Bulk Drug Substance, as well as large scale facilities for manufacture of commercial quantities of certain Bulk Drug Substance;

     WHEREAS, Abbott desires to manufacture for AltaRex developmental, clinical and commercial quantities of Bulk Drug Substance and AltaRex desires to purchase from Abbott such quantities.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.   DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

     1.1 "ABBOTT KNOW HOW" means all non-patented technical data, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in Abbott Patent Rights, as defined below, covering manufacturing and process and Bulk Drug Substance operations covering or relating to the manufacture of Bulk Drug Substance according to the process developed hereunder by Abbott for AltaRex, that is owned by Abbott, or licensed to Abbott, with the right to sublicense, as of the Effective Date, as defined below, or generated or acquired by Abbott during the term of this Agreement.

     1.2 "ABBOTT PATENT RIGHTS" means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by Abbott, or licensed by Abbott, with the right to sublicense, claiming manufacturing and/or process development operations relating to the manufacture of Bulk Drug Substance according to the process adapted hereunder by Abbott for AltaRex.

     1.3 "AFFILIATE" of a party hereto means any entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

     1.4 "ALTAREX KNOW HOW" means all non-patented technical data, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in AltaRex Patent Rights, as defined below, relating to the manufacture, use or sale of Bulk Drug Substance that is owned by AltaRex, or licensed to AltaRex, with the right to sublicense, as of the Effective Date or generated or acquired by AltaRex during the term of this Agreement.

     1.5 "ALTAREX PATENT RIGHTS" means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by AltaRex, or licensed to AltaRex, with the right to sublicense, covering Bulk Drug Substance, and or processes for making and methods for using such Bulk Drug Substance under which Abbott would need a license or sublicense to lawfully manufacture Bulk Drug Substance for AltaRex under this Agreement.

     1.6 "BLA" means the Biologics License Application (or its foreign equivalents) filed with the FDA, seeking authorization to market Bulk Drug Substance in the Territory.

     1.7 "BULK DRUG SUBSTANCE" means the bulk form of OvaRex(R)MAb as more fully described in Exhibit A.

     1.8 "BULK DRUG SUBSTANCE SPECIFICATIONS" means the written specifications for Bulk Drug Substance set forth in Exhibit B as may be modified in writing from time to time by AltaRex pursuant to Section 8.8.

     1.9 "CGMP" means the then FDA current good manufacturing practice, as specified in the Code of Federal Regulations and FDA guidance documents, and all successor regulations and guidance documents thereto, including, but not limited to, ICH guidelines and points-to-consider documents issued by Regulatory Authorities.

     1.10 "CMC" means the Chemistry Manufacturing and Controls (or its foreign equivalents) filed with the FDA in support of the Bulk Drug Substance BLA.

     1.11 "CONFIDENTIAL INFORMATION" means all information disclosed pursuant to this Agreement in writing (or all information disclosed orally, visually and/or in another tangible form that is summarized in writing as to its general content within thirty (30) days after original disclosure and identified as being confidential), except any portion thereof that:

     (a) is known to the recipient, as evidenced by its written records before receipt thereof under this Agreement;

     (b) is disclosed to the recipient without restriction after acceptance of this Agreement by a third person who has the right to make such disclosure;

     (c) is or becomes part of the public domain through no fault of the recipient; or

     (d) is independently developed by or for the recipient by individuals or entities who have not had access to Confidential Information, as evidenced by its written records.

     1.12 "CONTRACT YEAR" shall mean a period of twelve (12) consecutive months commencing on January 1 and ending on December 31; provided, however, that the first Contract Year of this Agreement shall commence on Launch Date and shall end, (i) in the case of the Launch Date occurring on or prior to June 30, on the December 31 following the Launch Date, and (ii) in the case of the Launch Date occurring after June 30, on the second December 31 following the Launch Date.

     1.13 "EFFECTIVE DATE" means January 12, 2001.

     1.14 "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products, or any successor entity thereto. 1.15 "FDA" means the United States Food and Drug Administration (or its foreign equivalents), or any successor entity thereto.

     1.16 "LAUNCH DATE" means the date on which the first commercial sale of Product following approval by a Regulatory Authority is made in the Territory by AltaRex or one of its licensees.

     1.17 "PRODUCT" means any pharmaceutical product containing Bulk Drug Substance as its active ingredient.

     1.18 "PROJECT" means a multi-stage project to adapt the process for the manufacture of Bulk Drug Substance.

     1.19 "PROPOSAL" means the description of the Project, as set forth in Exhibit C.

     1.20 "QUALITY ASSURANCE DEPARTMENT" shall mean the department within the Specialty Products Division of Abbott that oversees quality control of products.

     1.21 "REGULATORY FILINGS" means the governmental filings required to obtain approval to market Product in a given country of the Territory, including, but not limited to, Product registration(s) and marketing approval(s), as applicable, in each country.

     1.22 "REGULATORY AUTHORITIES" means the FDA, the EMEA, or any comparable national or territorial regulatory entity.

     1.23 "TERRITORY" means the entire world.

     1.24 "VALIDATION RUNS" means [**] consecutive production batches of Bulk Drug Substance that are manufactured by Abbott, or on behalf of or for Abbott, pursuant to and in accordance with the requirements set forth in Exhibit C.


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

2.   BULK DRUG SUBSTANCE DEVELOPMENT PROJECT

     2.1 PROJECT INITIATION. Promptly after the Effective Date, Abbott shall undertake the Project. The Project shall consist of research and development activities described in the Proposal in accordance with Exhibit C. Abbott shall use its reasonable efforts in performing its research and development activities hereunder, but AltaRex understands that, because the Project involves research from which the results are inherently uncertain, Abbott cannot and does not make any representation, warranty or guarantee of any kind that the Project will result in a commercially-viable process.

     2.2  PROJECT CONTINUATION OPTION.

     (a) PROJECT STAGES. At the completion of each of Stage Ia, Ib, II and III (as defined in Exhibit C), or sooner if both parties agree (unless otherwise terminated as provided herein), AltaRex shall determine in its sole discretion whether (i) to proceed with the Project; (ii) to conduct further development work under the then-current Stage in addition to those activities described in the Proposal for the then current Stage; or (iii) to terminate this Agreement.

     (b) PROJECT COMPLETION. Abbott shall be under no obligation to reserve manufacturing capacity during the Stages contemplated under this Agreement and as defined in Exhibit C. Upon completion of Stages Ia and Ib, however, Abbott shall reserve capacity sufficient to meet the Minimum Purchase Obligation of [**] (as defined in Section 7.2(a)) and AltaRex shall commit to [**] in writing. If at any time during the Stages 1a or 1b Abbott determines, at its sole discretion, that it will not have sufficient capacity to meet AltaRex' Minimum Purchase Obligation due to another product's needs, Abbott will notify AltaRex in writing and shall give AltaRex thirty (30) days to commit to either [**] or [**] (as defined in Section 7.2(a)). Abbott will then be obligated to reserve that capacity accordingly.

3.   ABBOTT'S RESEARCH AND DEVELOPMENT ACTIVITIES

     3.1 ABBOTT ACTIVITIES. The objective of the Project shall be for Abbott to develop and manufacture Bulk Drug Substance and to support AltaRex' and its licensees' Regulatory Filings as appropriate. Therefore, Abbott shall conduct and perform what will be reasonably anticipated to achieve such objectives, including, but not limited to, the following:

     (a) Sourcing raw materials, supplies and necessary equipment for use in manufacturing Bulk Drug Substance;

     (b)  Performing pilot scale evaluation of AltaRex' manufacturing process;

     (c) Adapting AltaRex' manufacturing process to Abbott's equipment and systems;

     (d) Preparing suitable manufacturing instructions and manufacturing controls for inclusion in Regulatory Filings;

     (e) Providing appropriate Regulatory Authorities with letters of authorization referencing the CMC and containing process validation data, batch documents and other data required to support Regulatory Filings and to assist AltaRex in responding to questions from Regulatory Authorities concerning the Bulk Drug Substance;

     (f) Conducting material contact and cleaning validation studies, engineering and Validation Runs, process validation studies, viral clearance studies, and preparing process justification and validation summary reports, in a timely manner, to pass FDA pre-approval and other appropriate Regulatory Authority inspections to support manufacture of the Bulk Drug Substance in the Abbott manufacturing facility;

     (g) Permitting AltaRex to conduct all necessary cGMP and quality assurance reviews of Abbott documentation, including review and receipt of copies of Abbott manufacturing work orders;

     (h) Permitting AltaRex to approve manufacturing directions and changes to these documents, nonconforming materials reports, and process validation reports, with receipt of copies.

     (i) Permitting AltaRex to use and access Abbott's data, including the CMC and compounds as they relate to Bulk Drug Substance manufacture only;

     (j) Providing AltaRex with acceptable environmental impact statements for inclusion with Regulatory Filings, if required;

     (k) Providing AltaRex with appropriate pilot and commercial scale batch record manufacturing documentation for Regulatory Filings;

     (l)  Preparation for and administration of the FDA pre-approval inspection;

     (m) Manufacturing development supplies, clinical supplies, stability supplies and process validation batches of Bulk Drug Substance in accordance with current cGMP's and pursuant to protocols to which the parties shall mutually agree; and

     (n) Using reasonable efforts to comply with ex-U.S. regulatory requirements as they pertain to the manufacture, sale and use of Bulk Drug Substance.

4.   ALTAREX' RESEARCH AND DEVELOPMENT ACTIVITIES

     4.1 ALTAREX ACTIVITIES. AltaRex shall conduct and perform research and development activities, including, but not limited to the following:

     (a) Providing Abbott with applicable and available analytical methods and viral titration and viral detection assays, as appropriate, validated to Abbott's standards for raw materials, in-process tests, validation studies and manufacture of Bulk Drug Substance and all available reference materials;

     (b) Providing Abbott with technical data on Bulk Drug Substance that includes, but is not limited to, the following: (i) material safety data sheets with environmental and safety information, and (ii) additional detailed data, if necessary, to define potential hazards and establish employee exposure levels;

     (c) Providing Abbott with copies of Regulatory Filings as necessary for Abbott to obtain regulatory pre-approval inspection;

     (d) Maintaining a stability program for, and retain samples of, the Product;

     (e) Selecting and managing a third party to perform the final release testing; and

     (f)  Participating with Abbott in development and validation activities.

5.   PAYMENT FOR ABBOTT'S DEVELOPMENT EFFORTS

     5.1 RESEARCH AND DEVELOPMENT FEE. As consideration to Abbott for its participation in the Project, AltaRex shall pay Abbott a non-refundable research and development fee (the "Research and Development Fee") of Twenty-One Million Nine Hundred and Thirty-Five Thousand Dollars (U.S. $21,935,000) provided all stages are completed per Section 2.2. Such Research and Development Fee shall be paid to Abbott as outlined in the Proposal in Exhibit C.

     5.2 CHANGES IN PROJECT SCOPE. If (1) changes occur in (a) the Project, (b) the Project Assumptions (as outlined in Exhibit F) or (c) the Bulk Drug Substance Specifications, or if (2) technical difficulties require that Abbott perform either additional work or repeat work, and such technical difficulties are unrelated to Abbott's fault or negligence, Abbott shall provide AltaRex with a new or revised timeline, project scope, or test protocol with additional cost estimates for such additional or repeat work. If AltaRex approves such additional costs and protocols, Abbott shall perform such work and AltaRex shall pay Abbott's additional costs for such work as specified in the revised estimate.

     5.3 ADDITIONAL COSTS. AltaRex shall pay Abbott for its direct costs for any external testing (excluding in-process assays [**]), raw materials, process specific capital equipment and/or process specific modifications if necessary, and supplies. See Exhibit G for a current estimate of additional costs. Abbott shall submit to AltaRex a quarterly estimate of such costs broken down by month. If any item is in excess of [**] U.S. Dollars (U.S. $[**]), such cost will be approved by AltaRex prior to purchase. AltaRex shall be responsible for all additional costs under this Section and will either remit to Abbott within thirty (30) days of the date of invoice in the event Abbott incurs the costs or shall pay the vendor directly.

6.   PILOT SCALE AND NON-CLINICAL AND CLINICAL AND VALIDATION BULK DRUG
SUBSTANCE

     6.1 PILOT SCALE AND NON-CLINICAL BULK DRUG SUBSTANCE. Abbott shall provide to AltaRex pilot scale Bulk Drug Substance from each non-cGMP 100 liter, and non-clinical Bulk Drug Substance from the [**] 1000 liter run, less any material needed by Abbott for process justification studies or pre-validation work. The cost of these runs are [**]

     6.2 CLINICAL AND VALIDATION BULK DRUG SUBSTANCE. Abbott shall provide to AltaRex Bulk Drug Substance suitable for clinical studies from each cGMP 100 liter run, and [**] cGMP


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

1000 liter engineering run and validated Bulk Drug Substance from [**] cGMP commercial scale lots suitable for clinical or commercial use, less any material needed for process justification studies or pre-validation work. The cost of these runs are [**]

7.   MANUFACTURE AND COMMERCIAL SUPPLY OF BULK DRUG SUBSTANCE

     7.1 PURCHASE AND SALE OF BULK DRUG SUBSTANCE. Pursuant to the terms and conditions of this Section 7.1 and for the duration of this Agreement, Abbott shall manufacture, or have manufactured, sell and deliver exclusively to AltaRex Bulk Drug Substance as identified in purchase orders delivered to Abbott from time to time by AltaRex. AltaRex shall exclusively purchase Bulk Drug Substance in the Territory from Abbott so long as Abbott can provide Bulk Drug Substance that meets the cGMP regulations in the Territory and Abbott provides back up validated manufacturing capacity to AltaRex at no additional expense to AltaRex. Abbott shall manufacture, or have manufactured, Bulk Drug Substance in accordance with the Bulk Drug Substance Specifications as defined in Exhibit B, and applicable cGMP regulations. Pursuant to Section 8.8, AltaRex may alter the Bulk Drug Substance Specifications from time to time during the term of this Agreement by written notification to Abbott without the necessity of formally amending this Agreement.

     7.2  MINIMUM PURCHASE REQUIREMENT.

     (a) MINIMUM PURCHASE OBLIGATION. AltaRex covenants to purchase a minimum amount of Bulk Drug Substance each Contract Year commencing with the first Contract Year. Within thirty (30) days of BLA approval, AltaRex shall determine at its sole discretion whether to select [**] or [**] (as set forth below) as the Minimum Purchase Obligation. The minimum amount to be purchased during a Contract Year (the "Minimum Purchase Obligation" or "MPO") shall be:


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

------------------------------------------------------------
Contract Year       1        2        3         4       5
------------------------------------------------------------
Gram Amount       [**]     [**]     [**]      [**]    [**]
   [**]
------------------------------------------------------------

------------------------------------------------------------
Contract Year       1        2        3         4       5
------------------------------------------------------------
Gram Amount       [**]     [**]     [**]      [**]    [**]
   [**]
------------------------------------------------------------

          If AltaRex does not purchase the Minimum Purchase Obligation during any Contract Year, within thirty (30) days after the end of such Contract Year, AltaRex shall pay to Abbott the purchase price per gram of Bulk Drug Substance multiplied by any shortfall amount in grams. The shortfall shall be calculated by taking the Minimum Purchase Obligation for such Contract Year less the amount of Bulk Drug Substance actually purchased by AltaRex for such Contract Year. The purchase price per gram shall be determined at the rate at which AltaRex would have been invoiced had the Minimum Purchase Obligation been provided by Abbott pursuant to Section 8.7(a). Abbott may agree, solely at Abbott's option, to waive such Minimum Purchase Obligation for any contract year. Example: If the Minimum Purchase Obligation is [**] and AltaRex only purchases [**] U.S. Dollars (U.S. $[**] per gram, the shortfall would be [**] at [**] U.S. Dollars (U.S. $[**], or [**] U.S. Dollars (U.S. $[**]

     (b) ALTERNATIVE PURCHASE OBLIGATION. At any time during the term of this Agreement, when AltaRex provides Abbott with its twenty-four (24) month rolling forecast, AltaRex may commit to this forecast for the applicable Contract

          Year as its new Minimum Purchase Obligation, (the "Alternative Purchase Obligation"), provided, however, that its twenty-four (24) month forecast exceeds the Minimum Purchase Obligation or their most recent Alternative Purchase Obligation. Any shortfall in purchases by AltaRex from their Alternative Purchase Obligation shall be calculated as described in Section 7.2(a) with the Minimum Purchase Obligation now being the Alternative Purchase Obligation.

     7.3 PROCESS IMPROVEMENT PROGRAM. After the Launch Date, the parties shall mutually determine whether to conduct an optional Process Improvement Program, the terms and conditions of which shall be negotiated in good faith between the parties.

8.   MANUFACTURE OF BULK DRUG SUBSTANCE

     8.1 RELEASE AND ACCEPTANCE OF BULK DRUG SUBSTANCE. AltaRex shall be obligated to accept Bulk Drug Substance from Abbott if it meets the Bulk Drug Substance Specifications and was manufactured in full compliance with cGMP regulations. A third party testing organization selected and managed by AltaRex shall be further obligated to provide final release test results to Abbott in accordance with Bulk Drug Substance specifications, as is necessary for Abbott to fulfill its manufacturing obligations under this Agreement. Such test results shall be provided to Abbott directly from the third party.

     8.2 BULK DRUG SUBSTANCE TITLE AND SHIPMENT. Any Bulk Drug Substance manufactured by Abbott pursuant to this Agreement shall be shipped F.O.B. Abbott's manufacturing facility in North Chicago, Illinois. Abbott is responsible for all activities through packaging Bulk Drug Substance. Title and risk of loss shall pass to AltaRex upon delivery of Bulk Drug Substance to the carrier. Shipment shall be via a carrier designated by AltaRex. Costs of shipping and insurance thereon shall be borne by AltaRex.


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

     8.3 BULK DRUG SUBSTANCE STORAGE. AltaRex shall pay Abbott at a rate of [**] U.S. Dollars (U.S. $[**]) per month for any Bulk Drug Substance storage costs incurred by Abbott in excess of sixty (60) days after release of the last campaign, provided that such Bulk Drug Substance was forecasted by AltaRex. Abbott shall be under no obligation to store such forecasted Bulk Drug Substance beyond the sixty (60) days.

     8.4 QUALITY CONTROL. Abbott shall apply its quality control procedures and in-plant quality control checks on the manufacture of Bulk Drug Substance for AltaRex in the same manner as Abbott applies such procedures and checks to bulk drug substance of similar nature manufactured for sale by Abbott. In addition, if AltaRex requests, Abbott may test and release Bulk Drug Substance to AltaRex in accordance with the Bulk Drug Substance Specifications described in Exhibit B for an additional cost.

     8.5 QUALITY ASSURANCE. Within sixty (60) days after the date of the signing of this Agreement, representatives of the parties' Quality Assurance departments shall meet to develop and approve a Quality Agreement outlining responsibilities and key contacts for quality and compliance related issues. Items to be included in the Quality Agreement include, but are not limited to recalls, annual product reviews, returned goods, regulatory audits, compliance with cGMP, compliance with such other quality related concerns deemed appropriate

     8.6 AUDITS. Upon Abbott's written approval, which approval shall not be unreasonably withheld, AltaRex, shall have the right, upon thirty (30) days' prior written notice to Abbott, to conduct during normal business hours a quality assurance audit and inspection of Abbott's records and Bulk Drug Substance facilities relating to the manufacture of Bulk Drug Substance, and to perform follow-up audits as reasonably necessary. Such audits and inspections may be conducted from time to time on a reasonable basis prior to Bulk Drug Substance production of the first commercial Bulk Drug Substance order placed by AltaRex and thereafter once each Contract Year. The duration of such audits [**] and such audits shall be performed by no [**], unless both parties reasonably believe that a longer audit or additional auditors are necessary and AltaRex provides its reasons for such belief to Abbott in writing. Abbott will not unreasonably withhold approval for such additional time and/or auditors and will not charge AltaRex for this request. If AltaRex wishes to perform audits more often than once per year or over a period in excess [**], AltaRex shall pay Abbott [**] U.S. Dollars (U.S. $[**] per additional audit day. If more [**] any given audit, AltaRex shall pay [**]U.S. Dollars (U.S. $[**] additional auditor per day. Abbott may, in its sole discretion, waive the additional payment for the additional audit, the additional day(s) and/or the additional auditor. Notwithstanding the foregoing, in the event that an audit is required by AltaRex due to quality issues that arise during any Contract Year, AltaRex shall be entitled to conduct such audit free of charge. In addition, AltaRex shall have the right at any time during the term of this Agreement, upon five (5) business days prior written notice to Abbott, to conduct any audits specifically mandated by any Regulatory Authority or to respond to specific questions from any Regulatory Authority at no charge. AltaRex may, at Abbott's sole discretion, permit one of its licensees to assist in conducting an audit. Such licensee shall be required to execute an agreement protecting the confidential information of Abbott prior to being permitted at Abbott's facilities.

     Visits by AltaRex to Abbott's Bulk Drug Substance facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to third persons, including but not limited to a Regulatory Authority, unless required by law and upon prior written notice to Abbott. If

AltaRex utilizes auditors that are not employees of AltaRex, each of such auditors shall execute a non-disclosure agreement with confidentiality terms at least as stringent as those set forth herein. Abbott shall be responsible for inspections of its North Chicago manufacturing facility by FDA or an equivalent Regulatory Authority and shall notify AltaRex if such inspections are directly related to the manufacture of AltaRex' Bulk Drug Substance. AltaRex shall have the right to be on site and available for participation in such inspections if both parties mutually agree that AltaRex' presence would be beneficial. Abbott will not unreasonably withhold access to its facility and/or documentation relating to the development and manufacture of Bulk Drug Substance.

     8.7  PAYMENT TERMS.

     (A) PRICE. The target baseline purchase price for Bulk Drug Substance is set forth in Exhibit D and assumes [**] full scale, executed validation runs. In the event that such validation runs differ significantly from the assumptions of Exhibit D, a new target baseline purchase price for Bulk Drug Substance will be established accordingly by Abbott to reflect the cost impact of those differences. The actual purchase price for any purchase order will be based on the annual quantity of Bulk Drug Substance set forth in the Contract Year portion of AltaRex' rolling twenty-four (24) month forecast for Bulk Drug Substance. Within thirty (30) days following the end of the Contract Year, Abbott will reconcile the amount of Bulk Drug Substance actually purchased by AltaRex against the amount forecasted by either issuing a credit against future purchases for the upcoming Contract Year, or by invoicing AltaRex for the additional amount owed to Abbott for the previous Contract Year as based on the amount of Bulk Drug Substance actually purchased, as applicable.

     (b) PAYMENT TERMS. Abbott shall invoice AltaRex upon the earlier of acceptance of the Bulk Drug Substance or lot release of Bulk Drug Substance by Abbott at the prices determined pursuant to Section 8.7(a). AltaRex shall make payment net thirty (30) days from the date of receipt of Abbott's invoice. All payments due under this Agreement shall be paid in dollars by wire transfer or by such other means agreed upon by the parties, in each case at the expense of the payor, for value no later than the due date thereof (with twenty four (24) hours advance notice of each wire transfer) to the following bank account or such other bank accounts as the payee shall designate in writing within a reasonable period of time prior to such due date:

          Account Name:             Abbott Laboratories

          Account Number:           [**]
          Bank:                     Citibank N.A.
                                    New York, New York
          ABA Number:               021000089

     (c) TAXES. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Bulk Drug Substance sold pursuant to this Agreement shall be paid by AltaRex.

     (d) CAPITAL EXPANSION/ THIRD PARTY. Abbott will reserve capacity based on AltaRex' Minimum Purchase Obligation until AltaRex commits to an Alternative Purchase Obligation. In the event that AltaRex' forecast exceeds AltaRex' Minimum Purchase Obligation or its Alternative Purchase Obligation such that Abbott determines, solely due to AltaRex' forecast, that it is necessary for Abbott to expand its capacity, contract with a third party, or buy new process dedicated equipment in order to meet AltaRex' increased demand, AltaRex will fund such costs of capital associated with the capital expansion, capital improvement, or capital equipment purchase, and/or all costs incurred as a result of Abbott contracting with a third party to meet AltaRex' expanded contract requirements under this Agreement. At AltaRex' sole discretion, the costs (prorated in accordance with the estimated usage of the capital expansion or equipment for Bulk Drug Substance compared to the total estimated usage potential of the capital expansion or equipment as estimated by Abbott) may be amortized over the remaining term of the Agreement and if both parties mutually decide to extend the term of the Agreement, the costs may be amortized over the extended Agreement term as well. Any third party supplier utilized by Abbott in the manufacture of Bulk Drug Substance shall be approved in advance by the Quality Assurance Department. AltaRex shall have the right to reduce its forecasted amounts to eliminate the need for Abbott to make capital improvements or capital expansion, or AltaRex shall have the right to terminate the exclusivity requirements of Section 7.1 and may purchase Bulk Drug Substance from a third party in the amount that exceeds Abbott's then contemplated capacity.

     8.8 MODIFICATION OF BULK DRUG SUBSTANCE SPECIFICATIONS. If the Bulk Drug Substance Specifications are modified by AltaRex hereunder or the Bulk Drug Substance Specifications must be modified by requirement of a Regulatory Authority, or a process change would be required under the CMC, or other applicable governmental application, and such modification or process change increases or decreases Abbott's cost to manufacture Bulk Drug Substance, Abbott shall submit to AltaRex a revised price for either the current or future stage of development or Bulk Drug Substance that reflects such cost increase or decrease. If applicable, Abbott and AltaRex shall mutually agree on the allocation of such additional costs. If such modification results in the requirement to reprocess and/or retest previously manufactured and otherwise acceptable Bulk Drug Substance, any additional costs incurred by Abbott in such reprocessing and/or retesting shall be paid by AltaRex upon submission by Abbott of documentation and justification of such costs.

9.   ORDERS AND FORECASTS

     9.1 FIRST ESTIMATE. AltaRex shall, within thirty (30) days after acceptance of its BLA for Bulk Drug Substance, provide Abbott with an update of its Preliminary Five Year Forecast outlined in Exhibit H, consisting of AltaRex' first firm order for the first three (3) months and quarterly anticipated quantities of Bulk Drug Substance to be supplied by Abbott for the remaining twenty-one (21) months of initial twenty-four (24) month forecast. Abbott acknowledges that such quantities are estimates only and are nonbinding. All forecasts and orders shall be in increments of [**], based on Abbott's anticipated batch size. In the event that the batch size differs significantly from the assumptions as outlined in Exhibit D, Abbott and AltaRex shall mutually determine new incremental amounts for purposes of forecasting and ordering.

     9.2 FIRST PURCHASE. Abbott and AltaRex shall cooperate fully in estimating and scheduling production for the first commercial order of Bulk Drug Substance to be placed by AltaRex with Abbott in anticipation of regulatory approval of Bulk Drug Substance. AltaRex shall place its first firm purchase order for the first three (3) months approximately six (6) months in advance of the anticipated Bulk Drug Substance regulatory approval date or desired Bulk Drug Substance availability date. At the same time, AltaRex shall provide to Abbott AltaRex' estimate of its quarterly requirements of Bulk Drug Substance to be supplied by Abbott for the next twenty-one (21) months of the initial twenty-four (24) calendar month period. The first firm purchase order shall be for no less than [**] and no more than [**] of the first estimate as provided in
Section 9.1.

     9.3 ROLLING FORECAST. Thereafter, on the first day of each quarter, AltaRex shall provide quarterly to Abbott a rolling twenty-four (24) month projection of requirements of Bulk

Drug Substance to be supplied by Abbott, with the first nine (9) months of such projection consisting of firm purchase orders and the remaining fifteen (15) months of such projection consisting of AltaRex' best estimate forecast of its Bulk Drug Substance requirements. Each updated forecast shall be for [**] of the most recent forecast for the same quarter and shall not exceed [**] of the most recent forecast for that same quarter. Abbott shall not be obligated to accept a forecast in excess of [**] of the most recent forecast for that same quarter; provided, however, that Abbott shall use its reasonable efforts to accommodate AltaRex' increased needs for Bulk Drug Substance.

     9.4 PURCHASE ORDER ACCEPTANCE. Within thirty (30) days after receipt of AltaRex' firm purchase orders for Bulk Drug Substance, Abbott shall confirm to AltaRex its acceptance of the purchase order of Bulk Drug Substance ordered by AltaRex. Such purchase order shall identify delivery date and quantity of Bulk Drug Substance ordered by AltaRex. Abbott shall be obligated to accept all firm purchase orders that are [**] than [**] the previous forecasted amount for such period.

     9.5 FIRM PURCHASE ORDER CHANGES. If, due to a significant unforeseen circumstance, AltaRex requests changes to firm orders within the nine (9) month firm purchase order timeframe, Abbott shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. Abbott shall advise AltaRex of the costs, if any, associated with making any such change and AltaRex shall be deemed to have accepted the obligation to pay Abbott for such costs if AltaRex indicates to Abbott that Abbott should proceed to make the change.

     9.6 PURCHASE ORDER TERMS. Each purchase order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such purchase order or acknowledgment shall be applicable except those specifying Bulk Drug Substance and quantity ordered, delivery dates, special shipping instructions and invoice information. In the event of any discrepancy between any purchase order and this agreement, the terms of this Agreement shall govern.

10.  PROPRIETARY OWNERSHIP OF DEVELOPMENT WORK, PREEXISTING TECHNOLOGY AND
LICENSE

     GRANTS

     10.1 RIGHTS AND TITLES. With respect to rights and title to inventions, discoveries and know-how developed under this Agreement, each party shall have and retain sole and exclusive right and title, with respect to the other party, to all such inventions, discoveries and know-how that are made, conceived, reduced to practice and/or otherwise generated solely by its employees, agents, or other persons acting for such party in the course of this Agreement, and such party shall, at its sole discretion and expense, without any obligation to the other party, take such actions and obtain such protection as it deems appropriate with respect to such inventions, discoveries and know-how. Each party shall own a fifty percent (50%) undivided interest in all such inventions, discoveries and know-how made, conceived, reduced to practice and/or otherwise generated jointly by at least one employee, agent, or other person acting for each party in the course of this Agreement. The parties shall collaborate on any actions with respect to the protection of their joint rights in such inventions, discoveries and know-how, at equally shared expense, and thereafter each party may make, use, sell, keep, license, assign, or mortgage such jointly-owned inventions, discoveries and know-how, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, without the consent of and without accounting to the other party, but shall inform the other party of its activities with respect to such jointly-owned property.

     10.2 EXISTING PROPRIETARY INFORMATION. Except as otherwise provided herein, neither party hereto shall be deemed by this Agreement to have been granted any license or other rights to patent rights existing as of the date hereof, or know-how relating to compounds, formulations, or processes which are owned or controlled by the other party.

     10.3 ABBOTT INVENTIONS. With respect to any ideas, innovations or inventions (whether or not patentable) developed by Abbott during the term of this Agreement and relating to the manufacturing process of Bulk Drug Substance, Abbott shall own all proprietary rights to such ideas, innovations and inventions, and may obtain patent, copyright, and/or other proprietary protection relating to such ideas, innovations and inventions; provided however, that Abbott shall grant to AltaRex a worldwide nonexclusive license with the right to grant sublicenses, to any ideas, innovations or inventions developed hereunder as they relate to the manufacturing process of the Bulk Drug Substance. Such license shall be granted in exchange for a royalty equal to between [**] percent ([**]%) and [**] percent ([**]%) of the dollar volume of Bulk Drug Substance purchased by AltaRex from a third party utilizing such licensed technology solely for the manufacture of Bulk Drug Substance for AltaRex, depending on the quality and quantity of Abbott inventions so used, as determined by Abbott. Total royalties paid by AltaRex to Abbott shall not exceed [**] percent ([**]%) of the dollar volume of Bulk Drug Substance. In the event that Abbott files a patent application on such ideas, innovations or inventions, then Abbott shall so notify AltaRex within thirty (30) days of the filing of such patent application.

     10.4 ALTAREX INVENTIONS. During the term of this Agreement, AltaRex hereby grants to Abbott a royalty-free, worldwide, nonexclusive license, with the right to grant sublicenses at Abbott's sole expense to satisfy Abbott's manufacturing obligations hereunder, to AltaRex

Confidential Information, AltaRex Know-How, AltaRex Patent Rights, and other proprietary rights reasonably necessary to conduct the research and development work described in Articles 2, 3 and 4 hereof, and to make, have made, import, sell and supply Bulk Drug Substance hereunder, but only for such purposes. In the event that Abbott utilizes a third party in the manufacture of Bulk Drug Substance, Abbott shall notify AltaRex in writing and in at least sixty (60) days in advance of such use, and AltaRex shall have the right to approve Abbott's selection, with the approval not being unreasonably withheld. Such third party shall be an Abbott Quality Assurance Department approved third party. Any third party contract entered into by Abbott and that third party shall contain a provision that allows AltaRex to audit such third party's facilities.

11.  CONFIDENTIAL INFORMATION

     Neither party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other party. Except as provided in the following sentence, nothing contained in this Article shall be construed to restrict the parties from disclosing Confidential Information as is reasonably necessary to perform acts permitted by this Agreement. However, if either party is required or feels it necessary to disclose any Confidential Information received by it pursuant to this Agreement (whether by audit or otherwise) to any third party or governmental agency in compliance with any federal, state and/or local laws and/or regulations, or pursuant to an order of a court of competent jurisdiction, the disclosing party shall notify the party owning such Confidential Information immediately, prior to any such disclosure, in order to enable the owning party to protect its Confidential Information. In any event, the disclosing party shall make any disclosures of Confidential Information received by it pursuant to this Agreement only to the extent required, and only to such persons who have a need to know. The obligations of the parties relating to Confidential Information shall expire five (5) years after termination of this Agreement.

12.  TERM AND TERMINATION

     12.1 TERM. This Agreement shall become effective as of the Effective Date, and unless sooner terminated hereunder, shall continue in effect until the completion of the fifth (5th) Contract Year following the Launch Date; provided, however, that a party may terminate this Agreement for any reason by giving to the other party eighteen (18) months prior written notice and all obligations shall be performed prior to the termination date. In the event any purchase orders or forecasts come in during the eighteen (18) month termination period, Abbott shall use its reasonable best efforts to perform under such forecasts and purchase orders, but shall be under no obligation to accept any forecasts or purchase orders that require delivery outside of the termination date. UNLESS OTHERWISE TERMINATED AS SET FORTH ABOVE, THIS AGREEMENT SHALL STAY IN EFFECT FOR ADDITIONAL TWO (2) YEAR PERIODS UNLESS EIGHTEEN (18) MONTHS' PRIOR WRITTEN NOTICE OF A PARTY'S INTENT TO TERMINATE IS GIVEN TO THE OTHER PARTY.

     12.2 ALTAREX TERMINATION RIGHTS. AltaRex may terminate the Project upon, if the termination is post-Launch Date, ninety (90) days prior written notice to Abbott, and if the termination is pre-Launch Date, thirty (30) days prior written notice to Abbott, if AltaRex determines in good faith that the clinical, development and/or commercial stage of the Bulk Drug Substance, before or after the Launch Date, is not technically, clinically or commercially feasible as solely determined by AltaRex. If AltaRex terminates this Agreement prior to the Launch Date, AltaRex shall pay a pro-rated, based on actual work completed, amount of the quarterly payment due for such time period plus any additional costs incurred by Abbott in accordance with Section 5.3. If AltaRex terminates after the Launch Date, AltaRex shall pay for the amount of Bulk Drug Substance specified in the AltaRex firm purchase order for such time period plus any costs actually incurred for (i) manufacturing of Bulk Drug Substance per the most recent forecast, and/or (ii) capital expansion as outlined in accordance with Section 8.7(d). Abbott, if requested by AltaRex, shall provide to AltaRex a summary of costs payable pursuant to this Section
12.2. Upon payment of any adjustment required by this Section 12.2, this Agreement shall terminate. In the event that AltaRex terminates this Agreement pursuant to this Section 12.2, AltaRex shall grant to Abbott a right of first offer for the development and manufacture of all other new products being developed by AltaRex.

     12.3 ABBOTT TERMINATION RIGHTS. In the event AltaRex elects not to launch the Product by [**], Abbott shall have the right to terminate this Agreement upon thirty (30) days advance written notice. In such event, AltaRex shall be entitled to request that Abbott transfer Bulk Drug Substance technology to AltaRex , or AltaRex' agent, at AltaRex' expense. If within one (1) year from termination pursuant to Section 12.3, AltaRex subsequently elects to launch the Product, AltaRex shall grant to Abbott a right of first refusal to match any bona fide offer to manufacture Bulk Drug Substance that AltaRex receives from a bona fide, FDA approved, non-Affiliate third party. A bona fide offer from a bona fide, FDA approved non-Affiliate third party shall include a term of not less than five (5) years and a commitment to produce AltaRex' requirements for Bulk Drug Substance. Abbott shall have sixty (60) days from the date of notice of such offer to match any offer in writing. If Abbott matches such offer in writing, as to price, quality, quantity, delivery dates and other relevant factors, AltaRex and Abbott shall in good faith enter into a Supply Agreement, to be finalized and executed within thirty (30) days of such match by Abbott, reflecting the terms of such offer, or such longer period as agreed upon by the parties.

     12.4 GENERAL TERMINATION RIGHTS. Upon the occurrence of the following events, either party may terminate this Agreement by giving the other party thirty (30) days prior written notice:

     (a)  Upon the bankruptcy or insolvency of the other party; or

     (b) Upon the material breach of any provision of this Agreement by the other party if the breach is not remedied prior to the expiration of such sixty (60)-day notice period.

     12.5 TERMINATION IN EVENT OF HARDSHIP. In the event that during the term of this Agreement the general situation and/or the data and/or economic appropriateness on which this Agreement is based are substantially changed such that it is not commercially, technically, or financially reasonable for a party to proceed towards commercialization of the Bulk Drug Substance, such party may, after good faith negotiations between the parties, terminate this Agreement with thirty (30) days' prior written notice to the other party; provided, however, that AltaRex shall remain obligated to pay Abbott for all work performed or purchases made pursuant to Sections 5.3 or 8.7(d) under this Agreement to date and further provided, that in the event that within one (1) year AltaRex subsequently proceeds toward the commercialization of Bulk Drug Substance, Abbott shall manufacture the Bulk Drug Substance for such Bulk Drug Substance at the price and upon the terms and conditions set forth in this Agreement.

     12.6 SURVIVAL PROVISIONS. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money, and shall be without prejudice to the rights and remedies of either party with respect to the antecedent breach of any of the provisions of this Agreement. Further, Articles 10, 11, 12, 13, 14, 18 and 24 shall survive the termination of this Agreement.

13.  WARRANTIES

     13.1 ALTAREX WARRANTIES. AltaRex warrants to Abbott that, to the best of AltaRex' knowledge, AltaRex Patent Rights, AltaRex Know-How, and Confidential Information provided by AltaRex to Abbott for use in the research and development work described in this Agreement and for Abbott to manufacture and supply Bulk Drug Substance under this Agreement do not, and will not for the term hereof, infringe any patent or other proprietary right of any third party. AltaRex further warrants that it owns or controls all of the rights, title and interest in and to the AltaRex Patent Rights, AltaRex Know-How, and Confidential Information provided by AltaRex to Abbott hereunder, and that it has the full right and authority to grant to Abbott the license described in Section 10.4. AltaRex further warrants that such license constitutes the only license that Abbott shall need to manufacture and supply Bulk Drug Substance for AltaRex, its Affiliates, subsidiaries, licensees and sublicensees.

     13.2 ABBOTT WARRANTIES. Abbott warrants to AltaRex that, Bulk Drug Substance delivered to AltaRex pursuant to this Agreement shall conform to the Bulk Drug Substance Specifications, cGMP and shall be in full compliance with applicable laws and regulations promulgated by Regulatory Authorities in the Territory. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ABBOTT. IN NO EVENT SHALL ABBOTT BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS.

14.  INDEMNIFICATION

     14.1 ALTAREX INDEMNIFICATION. AltaRex shall defend, indemnify and hold Abbott and its Affiliates and their respective employees, directors and agents harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including reasonable attorney's fees) ("Liability") arising from (i) AltaRex' negligence or willful act or omission in the development, testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, and/or disposal of Bulk Drug Substance and/or formulations containing Bulk Drug Substance; or (ii) any action brought by a third party alleging infringement of any patent or other proprietary rights of such third party; or (iii) AltaRex' and/or any AltaRex' Affiliate's, material breach of this Agreement, except to the extent Abbott is liable under Section 14.2.

     14.2 ABBOTT INDEMNIFICATION. Abbott shall defend, indemnify and hold AltaRex, its Affiliates, licensees and sublicensees and their respective employees, directors and agents harmless against any Liability arising from (i) Abbott's negligence or willful act or omission in the development, testing, use, handling, packaging, labeling, manufacture, storage or delivery of Bulk Drug Substance or its raw materials; or (ii) Abbott's material breach of this Agreement, except to the extent AltaRex is liable under Section 14.1.

     14.3 CLAIMS AND PROCEEDINGS. Each party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Sections in this Article 14 and shall include sufficient information to enable the other party to assess the facts. Each party shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent.

15.  ASSIGNMENT

     Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation that such party then has hereunder.

16.  NOTICES

     All notices hereunder shall be in writing and shall be delivered personally, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective parties:

               If to Abbott:         Abbott Laboratories
                                     President
                                     Specialty Products Division
                                     Department 390, Building A1
                                     1401 Sheridan Road
                                     North Chicago, IL 60064-6312
                                     Fax Number: 847/938-2315

               with copy to:         Abbott Laboratories

                                     Senior Vice President and General Counsel
                                     Department 364, Building AP6D
                                     100 Abbott Park Road
                                     Abbott Park, IL 60064-6049

                                     Fax Number: 847/938-6277

               If to AltaRex:        AltaRex Corp.
                                     Senior Vice President, Operations
                                     610 Lincoln Street
                                     Waltham, MA 02451
                                     Fax Number: 781/466-8740
               with copy to:         Stuart Falber

                                     Hale & Dorr
                                     60 State Street
                                     Boston, MA   02109
                                     Fax Number:  617-525-5000

Notices shall be effective upon receipt if personally delivered, on the third
(3rd) business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile. A party may change its address listed above by notice to the other party.

17.  ENTIRE AGREEMENT

     This Agreement, and the Confidential Disclosure Agreement dated September 28, 1999, between Abbott Laboratories and AltaRex, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

18.  ALTERNATIVE DISPUTE RESOLUTION AND APPLICABLE LAW

     18.1 CHOICE OF LAW. This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, excluding its choice of law provisions.

     18.2 ALTERNATIVE DISPUTE RESOLUTION. The parties recognize that bona fide disputes may arise that relate to the parties' rights and obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution ("ADR") in accordance with the procedure set forth in Exhibit E.

19.  FORCE MAJEURE

     Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder) caused by an event outside the affected party's reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

20.  SEVERABILITY

     If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

21.  WAIVER

     No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

22.  EXHIBITS

     All Exhibits referenced herein are hereby made a part of this Agreement.

23.  COUNTERPARTS

     This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

24.  PRESS RELEASES

     Neither party shall issue any press release related to this Agreement without the prior approval of the other party, wherein such approval shall not be unreasonably withheld or delayed. Language in an approved press release by both parties can be used in other forums. Neither party shall use the name of the other party in any publicity or advertising without the other party's prior written consent. Neither party shall make any public announcement concerning the transactions contemplated herein, or make any public statement that includes the name of the other party or any of its Affiliates or subsidiaries, or otherwise use the name of the other party or any of its Affiliates or subsidiaries in any public statement or document, except as may be required by law or judicial order, without the written consent of the other party, which consent shall not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a party that names the other party shall first be provided in draft to the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the later day and year written below.

ABBOTT LABORATORIES                           ALTAREX CORP.

By: /s/ Chris M. Kolber                       By: /s/ Peter C. Gonze
    --------------------------------              ------------------------------
    Chris M. Kolber                               Peter C. Gonze

Title: Divisional Vice President              Title: Senior VP Operations
       -----------------------------                 ---------------------------

Date:  May 4, 2001                            Date:  May 1, 2001
     -------------------------------               -----------------------------

                                    EXHIBIT A

                               BULK DRUG SUBSTANCE

Immunoglobulin G1, anti-(human CA125 (carbohydrate antigen))
(mouse monoclonal B43.13 gamma 1-chain), disulfide with mouse monoclonal B43.13 .kappa-chain, dimer.

                                    EXHIBIT B

                       BULK DRUG SUBSTANCE SPECIFICATIONS

These Specifications include all release testing, comparability assays, and adventitious agent testing. The release tests required for Bulk Drug Substance will be a subset and later defined by both parties.

                      Abbott Certificate of Analysis Tests

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PARAMETER    TEST       TYPE    SOURCE        Specification
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ID           [**]       [**]     [**]     [**]
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             [**]       [**]     [**]
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             [**]       [**]     [**]
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PURITY       [**]       [**]     [**]
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                                       i

             [**]       [**]     [**]
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             [**]       [**]     [**]
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POTENCY      [**]       [**]     [**]
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             [**]       [**]     [**]
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SAFETY       [**]       [**]     [**]     [**]
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             [**]       [**]     [**]     [**]
------------------------------------------------------------------

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Adventitious [**]       [**]     [**]     [**]
AGENTS
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             [**]       [**]     [**]     [**]
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             [**]       [**]     [**]     [**]
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             [**]       [**]     [**]     [**]
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             [**]       [**]     [**]     [**]
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                                        ii

                                    EXHIBIT C

                                    PROPOSAL

                                     ALTAREX

              PROCESS DEVELOPMENT/ SCALE-UP AND VALIDATION PROPOSAL

                          FOR OVAREX(TM) MAB PRODUCTION



Prepared By:

Maureen Clayton
Specialty Products Division
Abbott Laboratories

April 25, 2001

Objective: The project objective is to adapt AltaRex' process to a stirred tank batch process, scale up the process for commercial runs, perform three validation runs at commercial scale under CBER cGMPs, and supply CMC for BLA submission.

STAGE Ia: DEVELOPMENT AND CLINICAL  PRODUCTION

The goal of Stage Ia is to transfer process technology, develop a process suitable for Abbott equipment, scale-up the process, perform a [**] 100 liter and [**] 100 liter runs, and complete a two virus viral clearance study.

Assumptions:

     - Assume SP2/0 cell line received is fully characterized and testing documentation supporting this statement is provided prior to cell line receipt.

     - Abbott will not perform any characterization testing or viral titration assays.

     - Abbott will not perform any product specific assays (other than those stated below). Assays developed by AltaRex can be transferred to Abbott for additional charge.

     - All raw materials, including consumables, are to be supplied by AltaRex or purchased by Abbott. Materials purchased by Abbott will be billed to AltaRex at Abbott's purchase cost plus tax, shipping and handling.

Abbott to Provide:

     - Technology transfer kick-off meeting and technical review of current procedures.

     - Perform small-scale cell culture experiments to convert air-lift production to stirred tank in batch or fed-batch mode.

     - Reproduce downstream purification process to demonstrate capability and assure scalability to 1000-L batch size.

     -    Perform [**] 100-L non-cGMP run and the first [**] 100L cGMP runs

     - Perform the following in-process assays according to protocols provided by AltaRex:

          -    [**}
          -    [**}
          -    [**}
          -    [**}
          -    [**}
          -    [**}

     - Assays will not be validated at Abbott as part of this stage, but must be prior to cGMP runs if in-process assays are to be used for decision making during cGMP production. This assay validation cost is not included in this proposal.

     - Create, approve and issue of manufacturing documentation for 100 L cGMP runs.

     - Create and implement raw material documentation system which includes vendor audits and approval, testing plan, storage specifics, etc for pilot facility only.

     - Order and inventory all raw materials, consumables, disposables, and commodities utilized by the process for pilot facility. Perform commodity identification and setup for pilot facility.

     - Specify and procure equipment necessary for development and 100 L pilot plant.

     -    Perform some scale-down models for required unit operations.

     - Assist AltaRex with CRO selection and perform preliminary assay development for single viral clearance study.

     -    Complete CMC information for IND update.

AltaRex to Provide:

     - Technology transfer kick-off meeting to transfer process procedures and all relevant materials, equipment and information.

     -    Vials of the WCB.

     -    Assay support to evaluate material produced by Abbott.

     -    Raw materials and equipment as necessary.

     -    Technical support.

     -    Review and approval of manufacturing documentation.

     -    Payment for raw materials, supplies, and equipment as needed.

     -    Stability and product specific cleaning assays if needed.

     -    Bulk drug stability program.

Length of Stage: [**] including line items 3-8, 11, 33, and part of lines 12,
                 15, 29, 34, and 40

Deliverables:

     - Delivery of [**] 100 L non-GMP run (less material needed for development, justification, etc.)

     -    cGMP documentation

     - Delivery of the first [**] 100 L cGMP runs (less material needed for development, justification, etc.)

     - Two virus viral clearance study on [**] unit operations on one 100 L cGMP run

     -    CMC information for IND update

Price:    [**]

Stage Ib: Pilot Scale Process Justification and Manufacturing Facility
          Preparation

The goal of Stage Ib is to complete development documentation, perform necessary PV scale-down studies, procure manufacturing equipment and supplies, and complete assay development.

Abbott to Provide:

     - Provide a development report summarizing all activities associated with the project development.

     -    Begin cGMP documentation for 1000 L runs.

     - Create and implement raw material documentation system which includes vendor audits and approval, testing plan, storage specifics, etc for manufacturing facility.

     - Order and inventory all raw materials, consumables, disposables, and commodities utilized by the process for manufacturing facility. Perform commodity identification and setup for manufacturing facility.

     -    Specify and procure equipment necessary for manufacturing plant.

     - Initiation of PV scale-down studies (assuming Stage II has been undertaken).

     -    Complete justification of cleaning validation approach.

     -    Transfer technology from R&D to Manufacturing.

AltaRex to Provide:

     -    Raw materials and equipment as necessary.

     -    Technical support.

     -    Stability and product specific cleaning assays if needed.

Length of Stage: [**] including line items 16, and part of line items 15, 29 and
                 34

Deliverables:

     - Development reports including technology transfer and process development completion

     -    Documentation of justification for cleaning validation approach

Price:    [**]

STAGE II: RANGE FINDING, PROCESS JUSTIFICATION, AND PROCESS VALIDATION

The goal of Stage II is to perform necessary range finding, process justification, and process validation studies to support the BLA filing.

Abbott to Provide:

     -    Completion of [**] 100 L cGMP runs.

     -    PV scale-down studies for required unit operations.

     -    Range finding and process justification studies for entire process.

     -    Process validation package for [**] 1000L cGMP runs.

     -    Impurity clearance studies for isolation process.

     -    Column cleaning and lifetime studies for [**] only.

     -    Hold time studies for key process hold points.

     -    Initiation of viral clearance studies.

AltaRex to Provide:

     -    Technical support as needed.

Length of Stage: [**] including line items 30-31, and part of lines 12, 29, and
                 34-36

Deliverables:

     - Material from [**] 100 L cGMP runs (less material needed for testing or studies)

     -    Documentation from completed PV scale-down studies

Price:    [**]

STAGE III: cGMP MANUFACTURING AND CMC FILING

The goal of Stage III is to produce material at 1000 liter scale under cGMP and complete CMC package for BLA submission.

Assumptions:

     -    Cell culture process duration of [**], purification [**].

     -    Single use [**] membranes.

Abbott to Provide:

     - Installation of manufacturing equipment, including any modifications to existing equipment, and necessary validation.

     - Implementation of the Quality Assurance program for cGMP production. This includes batch record review, exception documentation procedures, and process monitoring.

     -    Completion of necessary cGMP documentation for 1000 L runs.

     -    Operator training.

     -    Media runs to evaluate any modifications to bioreactors.

     - [**] 1000 L non-cGMP and [**] 1000L cGMP engineering runs to demonstrate scalability. All cGMP material produced will be sent to AltaRex (less any material needed for testing).

     - cGMP production of [**] validation lots at 1000 liter scale. Delivery of al from validation runs to AltaRex, less any material used for viral studies, testing, etc.

     -    Viral clearance studies for [**].

     -    Completion of the CMC section for BLA filing.

AltaRex to Provide:

     -    Raw materials as necessary.

     -    Stability and product specific cleaning assays if needed.

     -    Viral titration assays.

     -    Technical support.

     -    Bulk drug stability program.

Length of Stage: [**] including line items 18-26 and part of lines 35-36, and 41

Deliverables:

     - Material from all 1000 L runs (less material used in studies or testing)

     - Copies of cGMP documentation including production batch records and other relevant activities.

     -    A completed CMC section for filing

Price:    [**]


NOT INCLUDED:

     - Raw materials, supplies, new equipment and equipment modifications as required and/or needed. Abbott can purchase necessary raw materials directly and invoice AltaRex at cost less any applicable discount. AltaRex would own any new equipment purchased, but Abbott will own equipment modifications.

     - Proposal does not include product specific cleaning assay work or product release or characterization testing.

     - Proposal includes no long-term storage of material, no stability program, no lot release testing or analytical characterization of product.

     -    No optimization or changes to cell culture media.

     - Abbott can expand the 1000 L cGMP virus study to include [**] virus [**] for [**] unit operations on [**] lots for an additional charge of [**], at AltaRex' sole discretion.

PAYMENT SCHEDULE:

[**]                                [**]
                  Month [**]:                        [**]
                  Month [**]:                        [**]
                  Month [**]:                        [**]
                  Month [**]:                        [**]

                  Month [**]:                        [**]

                  Month [**]:                        [**]

                  Month [**]                         [**]
                  Month [**]:                        [**]

                  Month [**]:                        [**]

Stage Ib          Month [**]:                        [**]
                  Month [**]:                        [**]
                  Month [**]:                        [**]
                  Month [**]                         [**]
                  Month [**]                         [**]
                  Month [**] stage completion        [**]

Stage II          Month [**]:                        [**]
                  Month [**]                         [**]
                  Month [**] or stage completion:    [**]

Stage III         Month [**]:                        [**]
                  Month [**]:                        [**]
                  Month [**]:                        [**]
                  Month [**]                         [**]
                  Month [**]                         [**]
                  Month [**] or stage completion:    [**]

TIMING:

Stage Ia and Ib:     Months [**]
Stage II:            Months [**]
Stage III:           Months [**]

At the end of each Stage (or sooner if both parties agree) a decision can be made to proceed to the next Stage. As indicated in Proposal, Stage II should begin prior to the completion of Stage I and Stage III should begin prior to the completion of Stage II, but if the parties elect to wait until previous Stage completions, the overall timeline will be delayed.

Attachment// AltaRex Timeline displaying associated Line Items listed above (Note that timeline does not show impact of technology transfer delays)

                                    EXHIBIT D

                                     PRICING

        Annual Volume (grams)                 Price ($000/gram)
        ---------------------                 -----------------
               [**]                                 [**]

Baseline Pricing does not include impact of process improvement programs, but does include impact of [**] which will require a supplemental BLA. [**] anticipated to be initiated when forecast exceeds [**] grams/ year.

If Abbott cannot implement a [**] due to the supplemental BLA not being approved or until its approval, the price per gram for any quantity greater than [**] per year will remain fixed at [**].

Based on [**].

Prices will be annually adjusted by [**] issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Prices above are based on the following assumptions:

          Productivity of [**].
          Recovery of [**]

          Raw materials, supplies, consumables, solvents, testing, are not included in price.

                                    EXHIBIT E

                         ALTERNATIVE DISPUTE RESOLUTION
                         ------------------------------

     The parties recognize that from time to time a dispute may arise relating to either party's rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution ("ADR") provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

     To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

     (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

     (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

     (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

     (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or
          (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

     (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

     (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

     (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

     (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

     (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

     (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

     (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

     (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

     (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

     (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

     (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

                                    EXHIBIT F

                               PROJECT ASSUMPTIONS


GENERAL
--------------------------------------------------------------------------------
     - No internal in-house assays needed for GMP runs, all outsourced other than the specified in-process assays listed in Section 5.3. Analytical methods development and validation will be performed by CRO. If necessary to support project timelines, analytical methods will be transferred from CRO to Abbott at AltaRex's expense. Assays so transferred will be performed for in-process use at no additional cost to AltaRex; methods used for specification testing or lot release will be billed to AltaRex.

     - No product specific assays for cleaning need to be developed, validated and transferred.

     - All raw materials and consumables will be supplied by AltaRex or Abbott. If bought by Abbott, AltaRex will be billed at cost plus shipping/handling.

     - Run stability for both bulk drug and drug product on 100L pilot material

     -    No optimization or changes to cell culture media

RUN DELIVERABLES
--------------------------------------------------------------------------------
     -    [**] 100L non-GMP run

     -    [**] 100L GMP runs

     -    [**] 1,000L Engineering runs ([**])

     -    [**] 1,000L Process Validation (PV) runs

BLA DELIVERABLES
--------------------------------------------------------------------------------
     - Viral clearance study for [**] viruses on [**] operations [**] 100 L cGMP run

     -    Scale down models for required unit operations

     - Viral clearance studies for [**] viruses x [**] unit operations [**] lots

               |X|  New vs. used resin [**]

               |X|  Virgin resin for [**]

     - Range finding and Process Justification (PJ) studies for entire process

     -    Process validation package for [**] 1,000L GMP runs

     -    Impurity clearance studies for isolation process

     -    Column cleaning and lifetime studies for [**] only

     -    Hold time studies for key process hold points

     -    No stability program

DEVELOPMENT
--------------------------------------------------------------------------------

     - Cell line received is fully characterized and documentation is provided prior to cell line receipt.

     -    No product or cell line characterization done by Abbott.

     - Viral titration or molecular assays used to support viral clearance studies will be performed at a CRO at AltaRex's expense

     - Validated analytical methods will be used to support scale-down, PJ, viral clearance studies, and stability protocol at AltaRex's expense.

     -    Process development to convert airlift fermentation to stirred tank.

     - Reproduce downstream purification process and assure scaleability to 1,000L batch size.

     - Specify and procure any equipment needs for 100L & 1000L GMP runs. AltaRex will pay for such equipment and Abbott will maintain it.

MANUFACTURING
--------------------------------------------------------------------------------

     - Best case timeline, allowed to be adjusted, if needed, after process development is completed

               |X| Timeline does not show current impact of technology transfer delay

     -    Single use [**] membranes

     -    No cleaning validation assay development/validation

     - End-of-production bulk harvest testing will be performed on all GMP runs at AltaRex's expense

     - After launch, if volumes are projected to exceed [**] per year, Abbott will perform process validation for [**] and provide AltaRex with information for a supplemental BLA.

                                  EXHIBIT G

                                ADDITIONAL COSTS

The following estimates can be adjusted throughout the Development portion of the Agreement as more information relating to the process is discovered. Estimates are worst case and based on preliminary technology transfer information and Abbott's knowledge of similar product requirements.

                                    PER GRAM
                                    --------
RAW MATERIALS                         TBD

SUPPLIES                              [**]

RESIN                                 TBD

RELEASE TESTING             Paid by AltaRex to Vendor

Following validation runs, the average per gram price for raw materials, supplies, resin and testing will be incorporated into the overall per gram price for commercial product. Exhibit D will be amended to incorporate these costs into the per gram price.

PROCESS CAPITAL--DEVELOPMENT/ PILOT PLANT      [**]
     Items over [**] are estimated to be: [**] chromatography system
                                               [**] chromatography system


PROCESS CAPITAL--MANUFACTURING FACILITY        [**]
     Items over [**] are estimated to be: [**]
                                               [**] chromatography system / tank
                                               [**] anion exchange
                                                    chromatography
                                                    system / tank
                                               [**] gel filtration
                                                    chromatography
                                                    system Bioreactor
                                                    modifications Cold
                                                    storage units

AltaRex shall own any stand-alone equipment purchased and Abbott shall maintain it. Any modifications, alterations, or additions to existing Abbott equipment will be owned and maintained by Abbott.

                                    EXHIBIT H

                        PRELIMINARY FIVE YEAR FORECAST OF
                               BULK DRUG SUBSTANCE

       --------------------------------------------------------
             CONTRACT YEAR                        GRAMS
             -------------                        -----
       --------------------------------------------------------
                 YEAR 1                            [**]
       --------------------------------------------------------
                 YEAR 2                            [**]
       --------------------------------------------------------
                 YEAR 3                            [**]
       --------------------------------------------------------
                 YEAR 4                            [**]
       --------------------------------------------------------
                 YEAR 5                            [**]
       --------------------------------------------------------

       --------------------------------------------------------

       --------------------------------------------------------

       --------------------------------------------------------